Exhibit 99.6

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Selected Historical Consolidated Financial Data of Homology

The following tables summarize Homology’s consolidated financial data. The consolidated statement of operations data for the years ended December 31, 2023 and the consolidated balance sheet data as of December 31, 2023 have been derived from the audited consolidated financial statements included elsewhere in Homology’s Annual Report on Form 10-K for the year ended December 31, 2023. You should read the following selected consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Homology’s financial statements and the related notes included in Homology’s Annual Report on Form 10-K for the year ended December 31, 2023. Homology’s historical results are not necessarily indicative of results that should be expected in any future period.

Year Ended December 31,
2023
(in thousands, except share and per share data)
Collaboration revenue	$1,156
Operating expenses:
Research and development	62,002
General and administrative	31,256
Restructuring and other charges	9,327

Total operating expenses	102,585

Loss from operations	(101,429)

Gain on sale of business	—
Gain on lease termination	8,767
Interest income	5,582

Total other income	14,349

Income (loss) before income taxes	(87,080)

Provision for income taxes	—
Loss from equity method investment	(25,881)

Net income (loss)	$(112,961)

Net income (loss)per share—basic & diluted	$(35.16)

Weighted-average common shares outstanding—basic & diluted	3,213,046

As of December 31,
2023
(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$39,266
Short-term investments	43,387
Assets held for sale	260
Working capital (1)	72,341
Total assets	84,564
Total liabilities	11,573
Accumulated deficit	(542,098)
Stockholders’ equity	$72,991

(1)	Working capital is defined as current assets less current liabilities

Selected Historical Consolidated Financial Data of Q32

The following tables summarize Q32’s consolidated financial data. The consolidated statement of operations data for the years ended December 31, 2023 and the consolidated balance sheet data as of December 31, 2023 have been derived from Q32’s audited consolidated financial statements included elsewhere in this Current Report on Form 8-K. You should read the following selected consolidated financial data together with “Q32 Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Q32’s consolidated financial statements and the related notes included elsewhere in this Current Report on Form 8-K. Q32’s historical results are not necessarily indicative of results that should be expected in any future period.

Year Ended December 31,
2023
(in thousands, except share and per share data)
Collaboration arrangement revenue	$(6,651)
Operating expenses:
Research and development	31,729
General and administrative	9,875

Total operating expenses	41,604
Loss from operations	(48,255)
Change in fair value of convertible notes	(6,193)
Other income (expense), net	1,023

Total other income (expense), net	(5,170)

Loss before provision for income taxes	(53,425)
Provision for income taxes	(318)

Net loss and comprehensive loss	$(53,743)

Net loss attributable to common stockholders—basic and diluted	$(7.41)

Weighted-average common shares—basic and diluted	7,253,978

As of December 31,
2023
(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$25,617
Working capital (1)	14,607
Total assets	47,057
Other non-current liabilities	55,000
Total liabilities	118,533
Convertible preferred stock	111,445
Accumulated deficit	(187,081)
Stockholders’ deficit	$(182,921)

(1)	Working capital is defined as current assets less current liabilities

SUMMARY OF UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

Selected Unaudited Pro Forma Condensed Combined Financial Data of Homology and Q32

The following unaudited pro forma condensed combined financial information was prepared based on the expectation that the Merger will be treated as a reverse recapitalization in accordance with U.S. generally accepted accounting principles, or GAAP. For accounting purposes, Q32 is considered to be completing an equity financing through the acquisition of Homology in the Merger. This determination is based on the fact that, immediately following the Merger: (i) Q32’s equity holders own a substantial majority of the voting rights in the combined organization, (ii) Q32 designated a majority (seven of nine) of the initial board of directors of the combined organization, (iii) Q32’s senior management hold all positions in the senior management of the combined organization and no senior employees from Homology will be retained and (iv) Homology primarily holds non-operating assets and the purpose of the transaction was to obtain additional capital to fund the operations of Q32.

Accordingly, for accounting purposes: (i) the Merger is treated as the equivalent of Q32 issuing stock to acquire primarily cash and cash equivalents, short-term investments, and other non-operating assets, (ii) the net assets of Homology are recorded based upon the fair value at the time of closing and (iii) the reported historical operating results of the combined company prior to the Merger will be those of Q32.

The unaudited pro forma condensed combined balance sheet assumes that Q32’s Pre-Closing Financing and the Merger were consummated as of December 31, 2023 and combines the historical balance sheets of Homology and Q32 as of such date. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 assumes that Q32’s pre-closing financing and the merger were consummated as of January 1, 2023 and combines the historical results of Homology and Q32 for the respective periods presented.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed combined financial data for the year ended December 31, 2023 are derived from the unaudited pro forma condensed combined financial information and should be read in conjunction with that information. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this Form 8-K filing and in Homology’s Annual Report on Form 10-K for the year ended December 31, 2023.

Selected Unaudited Pro Forma Condensed Combined Statements of Operations Data

Year Ended December 31,
2023
(in thousands, except share and per share data)
Collaboration arrangement revenue	$(5,495)
Research and development expense	93,731
General and administrative expense	48,431
Restructuring and other charges	9,327
Other income/(expense), net	25,069
Provision for income taxes	(318)
Loss on equity method investment	(25,881)

Loss from operations	(158,114)
Net loss attributable to common stockholders—basis and diluted	$(158,114)

Net loss per share attributable to common stockholders—basic and diluted	$(13.23)

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data

As of December 31, 2023
Consolidated Balance Sheet Data:
Cash and cash equivalents	$106,883
Short-term investments	43,387
Other non-current liabilities	55,000
Working capital, net (1)	110,901
Total assets	180,128
Total liabilities	116,685
Accumulated deficit	(178,491)
Total stockholders’ deficit	$63,443

(1)	Working capital is defined as current assets less current liabilities

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements are based on the Q32 Bio Inc.’s historical consolidated financial statements and Homology Medicine Inc.’s historical consolidated financial statements as adjusted to give effect to the merger of the companies, accounted for as a reverse recapitalization, and to the issuance of shares in the Q32 Pre-Closing Financing. The unaudited pro forma condensed combined financial information gives effect to a one-for-eighteen Reverse Stock Split effected on March 25, 2024.

The Merger

On November 16, 2023, Q32 Bio Inc’s (“Q32”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Homology, Inc. (“Homology”) and Kenobi Merger Sub, Inc. a wholly owned subsidiary of Homology (“Merger Sub”). Pursuant to the Merger Agreement and subject to the satisfaction or waiver of the conditions therein, Merger Sub will merge with and into Q32, with Q32 continuing as the surviving company and as a wholly owned subsidiary of Homology (the “Merger”). The Merger was completed on March 25, 2024 and the business of Q32 will continue as the business of the combined company. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”) which was March 25, 2024, each then outstanding share of Q32 common stock (including shares of common stock issued upon conversion of Q32 preferred stock, conversion of Q32 convertible notes and shares of Q32 common stock issued in the Q32 pre-closing financing (as defined below) was converted into the right to receive a number of shares of Homology’s common stock (ignoring rounding of fractional shares) calculated in accordance with the Merger Agreement (the “exchange ratio”).

At the Effective Time, Homology assumed outstanding and unexercised options to purchase shares of Q32 common stock, and in connection with the Merger they were converted into options to purchase Homology Common Stock based on the exchange ratio formula in the Merger Agreement. At the Effective Time, Homology assumed outstanding and unexercised warrants to purchase shares of Q32 common stock, and in connection with the Merger they were converted into warrants to purchase Homology common stock based on the exchange ratio formula in the Merger Agreement.

Immediately prior to the Effective Time, Q32 caused the outstanding principal and accrued but unpaid interest on the Q32 convertible notes to be converted into shares of Q32 common stock. In addition, the Q32 preferred stock was converted into Q32 common stock immediately prior to the Effective Time.

At the Effective Time, each person who, as of immediately prior to the Effective Time, was a stockholder of record of Homology or had the right to receive Homology’s common stock was entitled to receive a contractual contingent value right (“CVR”) issued by Homology subject to and in accordance with the terms and conditions of a Contingent Value Rights Agreement between Homology, the holder’s representative and the rights agent (the “CVR Agreement”), representing the contractual right to receive consideration from the post-closing combined company upon the receipt of certain proceeds from a disposition of Homology’s pre-merger assets, calculated in accordance with the CVR Agreement. The unaudited pro forma condensed combined balance sheet includes $7.6 million of contingent consideration with respect to the CVRs.

The Merger was treated as a reverse recapitalization in accordance with GAAP because on the effective date of the Merger, the pre-combination assets of Homology were primarily cash and cash equivalents, short-term investments and other non-operating assets. Any in-process research and development assets that remained as of the combination were de minimis value when compared to the cash, cash equivalents and short-term investments obtained through the Merger.

Immediately after the consummation of the Merger, based on the estimated exchange ratio as described in this Form 8-K filing, Q32 securityholders would own approximately 74.4% of the Homology common stock as defined in the Merger Agreement, and Homology securityholders would own approximately 25.6% of the Homology common stock as defined in the Merger Agreement, after giving effect to the Q32 pre-closing financing, and subject to adjustment of the exchange ratio as set forth in the Merger Agreement. Under certain circumstances further described in the Merger Agreement, the ownership percentages were adjusted for Homology’s actual net cash as of the closing, as defined in the Merger Agreement (“Net Cash”) if net cash was less than $59.5 million or greater than $60.5 million and to the extent there are any changes to the amount of the Q32 Pre-Closing Financing (as defined below). Actual net cash was $61.3 million at closing and there were no changes to the amount of the Q32 Pre-Closing Financing.

The percentage ownership of the combined company was derived using a stipulated value for Q32 of approximately $237.0 million, inclusive of the Q32 Pre-Closing Financing, and a stipulated value for Homology of approximately $81.3 million. The valuation of Homology was determined based on actual net cash, as defined in the Merger Agreement, of $61.3 million at a determination date prior to the closing of the Merger plus an additional $20.0 million of equity value. The value from any future monetization of Homology operating assets, including fixed assets, intellectual property, and the equity method investment, will be delivered to legacy Homology equity holders via a cash dividend as stipulated in the CVR. The fair value of consideration transferred is not indicative of the combined entities’ enterprise value upon consummation of the Merger.

The Q32 Pre-Closing Financing

In connection with the Merger Agreement, certain investors have entered into a subscription agreement with Q32 to purchase shares of Q32 common stock for an aggregate purchase price of approximately $42.0 million (the “Q32 Pre-Closing Financing”). The Q32 Pre-Closing Financing occurred prior to the closing of the merger. Shares of the Q32 common stock issued pursuant to the Q32 Pre Closing Financing were converted into shares of Homology common stock in accordance with the exchange ratio at the Effective Time.

The unaudited pro forma condensed combined balance sheet assumes that the Q32 Pre-Closing Financing, and the Merger were consummated as of December 31, 2023 and combines the historical balance sheets of Homology and Q32 as of such date. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 assumes that the Q32 Pre-Closing Financing and the Merger were consummated as of January 1, 2023 and combines the historical results of Homology and Q32 for the respective periods presented.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Homology and Q32 been a combined organization during the specified periods. The actual results reported in periods following the merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this pro forma financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in combination with the separate historical financial statements of Homology and Q32, and each company’s respective Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Current Report on Form 8-K and in Homology’s Annual Report on Form 10-K for the year ended December 31, 2023.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of Homology may materially vary from those of Q32. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the closing, management will conduct a final review of Homology’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Homology’s results of operations or reclassification of assets or liabilities to conform to Q32’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

December 31, 2023

(in thousands)

	Q32	Homology	Q32 Pre-closing Financing Adjustments	Pro Forma Merger Adjustments	Notes (See Note 4)	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$25,617	$39,266	$42,000	$—	A	$106,883
Short-term investments	—	43,387	—	—		43,387
Assets held for sale	—	260	—	—		260
Prepaid expenses and other current assets	3,099	1,001	—	(432)	G	3,668

Total current assets	28,716	83,914	42,000	(432)		154,198

Restricted cash	5,647	—	—	—		5,647
Equity method investment	—	—	—	6,939	H	6,939
Property and equipment, net	1,782	—	—	—		1,782
Right-of-use asset, operating leases	6,301	650	—	—		6,951
Other non-current assets	4,611	—	—	—		4,611

Total assets	$47,057	$84,564	$42,000	$6,507		$180,128

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,468	$3,234	$—	$—		$6,702
Accrued expenses and other current liabilities	9,763	7,021	—	17,615	D, E, F,G	34,399
Venture debt, current portion	878	—	—	—		878
Convertible notes	—	—	—	—		—
Operating lease liabilities, current portion	—	1,318	—	—		1,318
Deferred revenue, current portion	—	—	—	—		—

Total current liabilities	14,109	11,573	—	17,615		43,297
Deferred revenue, net of current portion	—	—	—	—		—
Operating lease liabilities, net of current portion	6,248	—	—	—		6,248
CVR liability	—	—	—	7,559	H	7,559
Venture debt	4,581	—	—	—		4,581
Convertible notes	38,595	—	—	(38,595)	B	—
Other non-current liabilities	55,000	—	—	—		55,000

Total liabilities	118,533	11,573	—	(13,421)		116,685
Series A convertible preferred stock	47,458	—	—	(47,458)	C	—
Series A-1 convertible preferred stock	4,132	—	—	(4,132)	C	—
Series B convertible preferred stock	59,855	—	—	(59,855)	C	—

Total convertible preferred stock	111,445	—	—	(111,445)		—

Stockholders’ deficit:
Preferred stock	—	—	—	—		—
Common stock	1	6	4	12	K	23
Additional paid-in-capital	4,159	615,088	41,996	(419,332)	B	241,911
Accumulated other comprehensive loss	—	(5)	—	5	K	—
Accumulated deficit	(187,081)	(542,098)	—	550,688	K	178,491

Total stockholders’ deficit	(182,921)	72,991	42,000	131,373		63,443

Total liabilities, convertible preferred stock and stockholders’ deficit	$47,057	$84,564	$42,000	$6,507		$180,128

The accompanying notes are an integral part of this pro forma condensed financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2023

(in thousands, except share and per share amounts)

	Q32	Homology	Q32 Pre-closing Financing Adjustments	Pro Forma Merger Adjustments	Notes	Pro Forma Combined
Collaboration arrangement revenue	$(6,651)	$1,156	$—	$—		$(5,495)
Operating expense:
Research and development	31,729	62,002	—	—		93,731
General and administrative	9,875	31,256	—	7,300	F, G	48,431
Restructuring and other charges	—	9,327	—	—		9,327

Total operating expense	41,604	102,585	—	7,300		151,489

Loss from operations	(48,255)	(101,429)	—	(7,300)		(156,984)
Change in fair value of convertible notes	(6,193)	—	—	6,193	J	—
Gain on conversion of convertible notes	—	—	—	9,697	B	9,697
Gain on lease termination	—	8,767	—	—		8,767
Other income (expense), net	1,023	5,582	—	—		6,605

Total other income (expense), net	(5,170)	14,349	—	15,890		25,069

Loss before provision for income taxes	(53,425)	(87,080)	—	8,590		(131,915)
Provision for income taxes	(318)	—	—	—		(318)
Loss from equity method investment	—	(25,881)	—	—		(25,881)

Net loss and comprehensive loss	$(53,743)	$(112,961)	$—	$8,590		$(158,114)

Net loss attributable to common stockholders’—basic and diluted	$(7.41)	$(35.16)			L	$(13.23)

Weighted-average common shares—basic and diluted	7,253,978	3,213,046			L	11,953,619

The accompanying notes are an integral part of this pro forma condensed financial information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

All amounts below are in thousands, unless specifically noted otherwise, except share and per share amounts.

1. Description of Transaction

Upon the Effective Time, all shares of Q32 common stock outstanding immediately prior to the Effective Time, after giving effect to the preferred stock conversion, convertible notes conversion, and the Q32 Pre-Closing Financing, were converted into the right to receive 8,699,887 shares of Homology’s common stock in the aggregate, based on an assumed exchange ratio of 0.0480, which has been adjusted to reflect the one-for-eighteen Reverse Stock Split. This exchange ratio was determined pursuant to a formula described in more detail in the Merger Agreement.

The aggregate value of the consideration to be paid in the merger was $59.2 million. The fair value of consideration transferred is based on the number of common shares Homology stockholders will own of the combined company upon consummation of the merger, multiplied by the closing price or fair value of Homology common stock on March 21, 2024, as well as the fair value of outstanding options to purchase Homology common stock and the fair value of the CVR. The fair value of consideration transferred is not indicative of the combined entities enterprise value upon consummation of the Merger. As the Merger will be accounted for as a reverse recapitalization, any difference between the consideration to be transferred in the merger and the fair value of the net assets acquired will be recorded as an adjustment to additional paid-in capital.

Final stockholders approval was received on March 15, 2024. Consummation of the merger was subject to certain closing conditions and was closed on March 25, 2024.

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information gives effect to a Reverse Stock Split of one-for-eighteen for stockholders of record on March 25, 2024.

The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 give effect to the Q32 Pre-Closing Financing and Merger as if they had been consummated on January 1, 2023. The unaudited pro forma condensed combined balance sheet as of December 31, 2023 gives effect to the Q32 Pre-Closing Financing and the Merger as if they had been consummated on December 31, 2023.

For accounting purposes, Q32 is considered to be the acquiring company and the Merger will be accounted for as a reverse recapitalization of Q32 because on the Merger date, the pre-combination assets of Homology were primarily cash, cash equivalents, short-term investments and other non-operating assets. For purposes of these pro forma financial statements, the total estimated purchase price is summarized as follows (in thousands, except share and per share amounts):

Estimated number of shares of the combined company to be owned by Homology stockholders (i)	3,223,190
Multiplied by the assumed price per share of Homology stock (ii)	$15.84

Total	51,055
Estimated fair value of assumed Homology equity awards based on pre-combination service (iii)	562
Estimated fair value of the contingent value right (iv)	7,559

Total estimated purchase price	$59,176

i.

Reflects the number of shares of common stock of the combined company that Homology equity holders would own as of the closing pursuant to the Merger Agreement. This amount is calculated, for purposes of this unaudited pro forma condensed combined financial information, based on shares of Homology common stock outstanding as of March 25, 2024.

ii.	Reflects the price per share of Homology common stock, which is the closing trading price of Homology common stock outstanding as of March 21, 2024.

iii.

The estimated purchase price includes the estimated acquisition-date fair value of the assumed Homology equity awards attributable to pre-combination service (which amount is determined based on the closing trading price of Homology common stock on March 21, 2024, the number of Homology equity awards outstanding on March 25, 2024, and the period of service provided by the holders of the awards prior to the merger closing date). The following table presents on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the estimated acquisition date fair value of the assumed Homology equity awards:

Expected term (in years)	1
Volatility	64.52%
Risk free interest rate	5.23%
Dividend yield	—

iv.

The estimated fair value of the CVR is $7.6 million, which is based on the estimated fair value of Homology’s equity method investment in OXB Solutions as of February 21, 2024 and in-process research and development assets subject to the CVR. Refer to Note 6 to financial statements included in Homology’s Annual Report on Form 10-K for the year ended December 31, 2023 for a description of the method used to estimate the fair value of the investment in OXB Solutions. The fair value of the of the in-process research and development assets was determined to be $0.6 million. Since the IPR&D has no future alternative use, it is not reflected on the unaudited pro forma condensed combined balance sheet.

The actual purchase consideration for the net assets of Homology will vary based on the actual fair value of the investment in OXB Solutions and in-process research and development assets and the resulting effect on the fair value of the CVR; however, any difference between the consideration transferred and the fair value of the net assets of Homology following determination of the actual purchase consideration for Homology will be reflected as an adjustment to additional paid-in capital. The estimated purchase consideration reflected in these unaudited pro forma condensed combined financial information does not purport to represent what the actual purchase consideration as the accounting is still preliminary.

Under reverse recapitalization accounting, the subsequent financial statements of Q32 will reflect the operations of the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of the legal acquirer and a recapitalization of the equity of the accounting acquirer. The accompanying unaudited pro forma condensed combined financial information is derived from the historical financial statements of Homology and Q32, and include adjustments to give pro forma effect to reflect the accounting for the transaction in accordance with U.S. GAAP. The historical financial statements of Q32 will become the historical financial statements of the combined company.

Q32 and Homology may incur significant costs associated with integrating the operations of Q32 and Homology after the Merger is completed. The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies which may result from the Merger.

3. Shares of Homology Common Stock Issued to Q32 Stockholders upon Closing of the Merger

Prior to the Merger, all Convertible Notes and outstanding shares of Q32 convertible preferred stock were converted into Q32 common stock, which were exchanged for shares of Homology common stock based on the exchange ratio determined in accordance with the Merger Agreement. The exchange ratio for purposes of the unaudited pro forma condensed combined financial information was derived using a stipulated value for Q32 of approximately $237 million (including the Q32 pre-closing financing disclosed above) and for Homology of approximately $81.3 million. The estimated number of shares of common stock that Homology has issued to Q32’s common stockholders, preferred stockholders and convertible note holders as of March 25, 2024 (ignoring rounding of fractional shares) is determined as follows:

Shares of Q32 common stock outstanding	7,472,835
Estimated shares of Q32’s common stock to be issued upon consummation of the Q32 Concurrent Financing	35,032,111
Shares of Q32 common stock to be issued upon conversion of Q32 preferred stock	108,818,415
Shares of Q32 common stock to be issued upon conversion of Q32 convertible notes	29,853,711

Total	181,177,072

Exchange ratio	0.0480

Estimated shares of Homology common stock to be issued to Q32 shareholders upon closing of the Merger	8,699,887

The exchange ratio and shares of Homology common stock issued to Q32’s securityholders has been adjusted to give effect to the Reverse Stock Split.

4. Pro Forma Adjustments

Adjustments included in the column under the heading “Q32 Pre-Closing Financing Adjustments” are primarily based on information contained within the subscription agreement for the Q32 Pre-Closing Financing and adjustments included in the column under the heading “Pro Forma Merger Adjustments” are primarily based on information contained within the Merger Agreement. Further analysis will be performed after the completion of the Merger to confirm these estimates.

Both Q32 and Homology have a history of generating net operating losses and maintain a full valuation allowance against their net deferred tax assets. For the year ended December 31, 2023, Homology did not record an income tax provision. Q32 has recorded a tax provision of $0.3 million for the year ended December 31, 2023. Management of both entities have not identified any changes to the income tax positions due to the merger that would result in an incremental tax expense or benefit. Accordingly, no tax related adjustments have been reflected for the pro forma adjustments.

The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

A. The Q32 Pre-Closing Financing which closed immediately prior to the consummation of the Merger. The adjustment reflects cash proceeds of $42.0 million from the sale and issuance of 35,032,111 shares of Q32 common stock at a purchase price of $1.20 per share pursuant to the subscription agreement entered into in connection with the Q32 Pre-Closing Financing. The issuance of common stock related to this Pre-Closing Financing results in an increase of $4 thousand to common stock and an increase of $42.0 million to additional paid-in-capital in the unaudited pro forma condensed combined balance sheet. The potential use of proceeds from the Q32 pre-closing financing has not yet been finalized, and as a result, for the purposes of the unaudited pro forma condensed combined statement of operations, no adjustments were made to reflect interest income from the potential investment of the proceeds or any other use of proceeds from the Q32 pre-closing financing.

B. Upon closing, Q32 converted its outstanding convertible notes plus accrued interest into shares of common stock at 90% of the purchase price of the mandatory conversion event. For the purposes of the unaudited pro forma condensed combined statements of operations, Q32’s conversion of its convertible notes is reflected as if it occurred on January 1, 2023, resulting in the issuance of 29,853,711 shares of Q32 common stock. As the convertible notes are recorded at fair value, a gain of $9.7 million on conversion of convertible stock is reflected in the unaudited pro forma condensed combined statement of operation for the year ended December 31, 2023. Since the conversion of the convertible notes are reflected as if it occurred on January 1, 2023, an adjustment to remove $6.2 million of change in fair value of convertible notes recorded in 2023 was recorded (refer to Letter J). The conversion of the Q32 convertible notes into shares of Q32 common stock results in an increase of $2 thousand to Common stock and an increase of $22.7 million to additional paid-in-capital in the unaudited pro forma condensed combined balance sheet.

C. Immediately prior to completing the Merger, all classes of convertible preferred stock of Q32 were converted to Q32 common stock. The Series A convertible preferred stock converted to 47,628,788 shares of Q32 common stock, the Series A-1 convertible preferred stock converted to 6,500,000 shares of Q32 common stock and the Series B convertible preferred stock converted to 54,689,627 shares of Q32 common stock. The conversion of the Q32 preferred stock into shares of Q32 common stock results in an increase of $11 thousand to Common stock and an increase of $111.4 million to additional paid-in-capital in the unaudited pro forma condensed combined balance sheet.

D. To reflect Homology’s estimated transaction costs of $2.8 million that were not accrued as of December 31, 2023, consisting of legal and accounting related fees of approximately $1.0 million, and investment banking fees of approximately $1.8 million as an increase to accrued expenses and an increase to accumulated deficit of $2.8 million in the unaudited pro forma condensed combined balance sheet.

E. To reflect Q32’s estimated transaction costs of $7.5 million that were not accrued as of December 31, 2023, consisting of legal and accounting related fees of approximately $4.7 million and investment banking fees of approximately $2.8 million as an increase to accrued expenses and a reduction to additional paid-in capital of $7.5 million in the unaudited pro forma condensed combined balance sheet. As the merger will be accounted for as a reverse recapitalization equivalent to the issuance of equity for the primarily cash and cash equivalents, short-term investments, and other non-operating assets of Homology, these direct and incremental costs are treated as a reduction of the net proceeds received within additional paid-in capital. The adjustments for transaction costs exclude costs related to Q32’s ongoing operations as a public company, which will be charged to expense as incurred.

F. Estimated compensation expense of $5.4 million related to change-in-control cash payments, retention and severance payments resulting from pre-existing employment agreements that will be payable in cash in connection with the Merger but were not incurred as of December 31, 2023 is reflected as an increase to accrued expenses and accumulated deficit in the unaudited pro forma condensed combined balance sheet. Homology’s compensation costs of $5.4 million are reflected as general and administrative expense in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023.

G. To remove Homology’s prepaid D&O Insurance policy of $0.4 million as a reduction to prepaid expenses and other current assets and accumulated deficit of $0.4 million in the unaudited pro forma condensed combined balance sheet, and replace it with a $1.9 million D&O tail policy as an increase to accrued expenses and accumulated deficit of $1.9 million in the unaudited pro forma condensed combined balance sheet. Homology’s D&O tail policy expense of $1.9 million is reflected as general and administrative expense in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023.

H. The estimated fair value of the CVR is $7.6 million, of $7.0 million was related to the estimated fair value of the CVR related to the Homology’s equity method investment in OXB Solutions as of February 21, 2024. Refer to Note 6 to financial statements included in Homology’s Annual Report on Form 10-K for the year ended December 31, 2023 for a description of the method used to estimate the fair value of the investment. The estimated fair value of the CVR also includes $0.6 million attributed to the in-process research and development assets subject to the CVR. Since The IPR&D has no future alternative use it is not reflected on the unaudited pro forma condensed combined balance sheet.

I. Homology’s historical financial statements were adjusted to give pro forma effect to events in connection with the Merger that include the elimination of Homology’s historical common stock, additional paid-in capital and accumulated deficit balances and the capitalization of the fair value of the estimated number of common shares of the combined company to be owned by Homology stockholders.

J. To remove $6.2 million of change in fair value of convertible notes for the year ended December 31, 2023, since the notes are assumed to convert on January 1, 2023. Refer to letter B above.

K. The impacts of the adjustments from the Merger for the Pre-Closing Financing and pro forma adjustments on the equity accounts are included in the table below.

The amounts of the elimination of Homology’s historical equity carrying values within the table above include the impacts of the pro forma adjustments related to pre-merger expenses of Homology. A reconciliation from the amounts of Homology’s historical equity carrying values contained within the unaudited pro forma condensed combined balance sheet as of December 31, 2023 is as follows:

	Common
	Q32	Homology
(amounts in thousands, except share amounts)	Shares	Amount	Shares	Amount	Additional Paid-In- Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Deficit	Notes
Q32 historical equity carrying values as of December 31, 2023	7,472,835	1	—	—	4,159	(187,081)	—	(182,921)
Homology historical equity carrying values as of December 31, 2023 (i), (iii)	—	—	3,223,190	6	615,088	(542,098)	(5)	72,991

Combined historical equity carrying values as of December 31, 2023	7,472,835	1	3,223,190	6	619,247	(729,179)	(5)	(109,930)
Effect of Consummation of Q32 pre-closing financing	35,032,111	4	—	—	41,996	—	—	42,000	A

Total Q32 Pre-closing Financing Adjustments	35,032,111	4	—	—	41,996	—	—	42,000
To remove $6.2 million of change in fair value of Q32’s convertible notes for the year ended December 31, 2023 since the notes are assumed to convert on January 1, 2023	—	—	—	—	—	6,193	—	6,193
Conversion of Q32 convertible notes into Q32 common stock	29,853,711	2	—	—	22,703	9,697	—	32,402	B
Conversion of outstanding Q32 convertible preferred stock into Q32 common stock	108,818,415	11	—	—	111,435	—	—	111,446	C
Stock-based compensation costs recognized by Homology related to acceleration of vesting of equity awards upon closing (ii), (iii)	—	—	51,865	1	561	(562)	—	—
Derecognition of Homology prepaid item being written off (ii)	—	—	—	—	—	(432)	—	(432)	G
Homology transaction costs associated with the transaction	—	—	—	—	—	(2,815)	—	(2,815)	D
Elimination of Homology’s historical equity carrying values, after pro forma adjustments	—	—	—	—	(545,912)	545,907	5	—	I
Elimination of IPR&D	—	—	—	—	(620)	—	—	(620)
Exchange of outstanding Q32’s common stock based on the assumed Exchange Ratio for purposes of these pro forma condensed combined financial statements (iii)	(181,177,072)	(18)	8,699,887	16	2	—	—	—
Payment of transaction costs associated with the merger	—	—	—	—	(7,501)	—	—	(7,501)	E
Payment of transaction related insurance costs	—	—	—	—	—	(1,900)	—	(1,900)	G
Payment of change-in-control, retention and severance in connection with the merger	—	—	—	—	—	(5,400)	—	(5,400)	F

Total Pro Forma Merger Adjustments	(42,504,946)	(5)	8,751,752	17	(419,332)	550,688	5	131,373

Pro Forma Combined	—	—	11,974,942	23	241,911	(178,491)	—	63,443

(i)	Homology shares are as of March 25, 2024.
(ii)	Homology shares are as of March 25 2024. This adjustment reflects the acceleration of Homology share-based compensation and is treated as a precombination expense.
(iii)	Homology shares have been adjusted for a one-for-eighteen reverse stock split.

L. The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net loss for the year ended December 31, 2023. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to give effect to the issuance of Homology’s common stock in connection with the Q32 pre-closing financing and the Merger. As the combined organization is in a net loss position for both periods presented, any adjustment for potentially dilutive shares would be anti-dilutive, and as such basic and diluted loss per share are the same for the period. The following table presents the calculation of the pro forma weighted average number of common stock outstanding. The estimated number of shares reflects the impact of the Reverse Stock Split that was effected prior to consummation of the merger:

Year Ended December 31, 2023
Weighted-average Q32 common shares outstanding—basic and diluted	7,253,978
Impact of Q32 pre-closing financing assuming consummation as of January 1, 2023	35,032,111
Impact of Q32 convertible notes assuming conversion as of January 1, 2023	29,853,711
Impact of Q32 convertible preferred stock assuming conversion as of January 1, 2023	108,818,415

Total	180,958,215
Application of exchange ratio to historical Q32 weighted-average shares outstanding	0.05
Adjusted Q32 weighted-average shares outstanding	8,688,709
Impact of Homology common stock related to stock units that accelerated vesting as of January 1, 2023	18,963
Impact of common shares issued upon vesting of equity awards for the combined company as of January 1, 2023	32,902
Weighted-average Homology common shares outstanding—basic and diluted	3,213,046

Pro forma combined weighted-average number of shares of common stock—basic and diluted	11,953,619